Exhibit 2.1

DESCRIPTION OF SHARE CAPITAL

The following is a summary of the material terms of our securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”). We are a company incorporated in Mexico.

Type and Class of Securities

Our ordinary shares are listed on the NASDAQ under the symbol “BWMX” (“Ordinary Shares”). Our authorized share capital consists of 36,584,968 Ordinary Shares. All of our Ordinary Shares have been validly issued, fully paid and are non-assessable. Our fully paid Ordinary Shares are issued in registered form and may be freely transferred under our amended Articles of Association, subject to applicable law.

Ordinary Shares

Ordinary Shares are issued in registered form only and no certificates will be issued. The Company is entitled to treat the registered holder of any share as the absolute owner thereof and is not bound to recognize any equitable claim or other claim or interest in such share on the part of any other person.

Issuance of Ordinary Shares

Our by-laws require our shareholders to authorize any share issuance. Any issuance of shares is subject to mandatory preemptive rights, except in the event of a public offering and other limited circumstances. Shares issued that have cleared preemptive rights or that are the subject of public offerings, may be allocated as a result of a resolution from our directors. Shares repurchased by us in the open market may be placed again based upon resolutions by our directors.

Shareholders’ Meetings

Any person authorized to vote may be represented at a meeting by a proxy who may speak and vote on behalf of the member. Depending on the matter that requires shareholders’ approval, the by-laws and Mexican law provide a fixed quorum.

The annual ordinary shareholders’ meeting, on first call, must have a quorum of at least 50% plus one of the outstanding shares of the company’s capital stock and all resolutions shall be approved with the affirmative vote of at least the majority of the present shares. In the event of a second or subsequent call, the general ordinary stockholders’ meeting may be validly held regardless of the number of shares represented, and its resolutions shall be valid when adopted by majority vote of the shares represented at the meeting.

The extraordinary shareholders’ meetings, on first call, must have a quorum of at least 75% of the outstanding shares of the company’s capital stock and all resolutions must be approved with the affirmative vote of at least 50% of the outstanding voting shares of the company. In the event of a second or subsequent call, extraordinary general stockholders’ meetings may be validly held if 50% of the outstanding voting shares of the company is represented, and their resolutions will be valid if adopted by the favorable vote of shares representing at least 50% of the outstanding voting shares of the company. The favorable vote of shares with or without voting rights representing 75% of the company’s outstanding capital stock shall be required to amend the company’s by-laws.

Voting Rights

Holders of our Ordinary Shares are entitled to one vote per share on all matters submitted to a vote of holders of Ordinary Shares. Mexican Law does not provide for cumulative voting in the election of directors. Voting of shareholders at a general meeting may be in person or by proxy. Our articles of association specify how the Company shall determine the shareholders of record entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof.

Permitted Transfers of Ordinary Shares

The Ordinary Shares are freely transferable subject to compliance with transfer formalities under our bylaws and applicable law.

Dividend Rights

The declaration, amount and payment terms of any dividends must be approved by a majority of our shareholders acting at a general ordinary shareholders’ meeting at which a quorum, on first call, of shareholders representing at least half plus one our capital stock are present, based upon the prior recommendation of our board of directors. Under Mexican law, dividends may only be paid (i) from retained earnings as set forth in financial statements previously approved by shareholders, (ii) if we have no prior fiscal year losses (unless such losses have been repaid or absorbed) and (iii) if a legal reserve has been created or is maintained by annually setting aside at least 5.0% of net income until the legal reserve equals at least 20% of our capital stock.

Dividends may be paid in U.S. dollars, Euro or any other currency chosen by the shareholders meeting and dividends may be paid at such places and times as may be determined by the shareholders meeting within the limits of any decision made at such general shareholders meeting. Dividends may also be paid in kind in assets of any nature, and the valuation of those assets shall be established by the shareholders meeting according to valuation methods determined in its discretion.

Directors

The board of directors shall have between 9 (nine) members and not more than 21 (twenty-one). Any shareholder or group of shareholders that have 10% of the capital stock of the company may appoint one member of the board of directors.

The members of the board shall hold office for one year or until the shareholders that have appointed them revoke such appointment. The directors may be reelected as many times as deemed convenient and shall continue in office until their successors have been appointed and taken office. At least 25% of members of the board of directors shall be independent in accordance with Mexican Law.

Registrar and Transfer Agent

We have appointed Continental Stock Transfer & Trust Company as our U.S. registrar and transfer agent, and all Ordinary Shares and shareholders are transferred from the register held at our registered office to the register held by our U.S. registrar and transfer agent.

Repurchase of Ordinary Shares

Pursuant to our articles of association, our board of directors may redeem our own Ordinary Shares in accordance with Mexican Law on such terms and in such manner as may be authorized by the general meeting of shareholders in an ordinary resolution, subject to the rules of any stock exchange on which our Ordinary Shares are traded.

Reduction of Share Capital

The fixed portion of the share capital of the Company may be reduced by a resolution adopted by the general extraordinary meeting of shareholders, through the amendment of its articles of association. Variable portion of the share capital of the Company may be reduced by a resolution adopted by the general ordinary meeting of shareholders.

Annual Accounts

The board of directors shall draw up the annual accounts of the Company that shall be submitted to the approval of the shareholders at the annual general meeting. Except in some cases provided for by Mexican Law, our board of directors must also annually prepare management reports on the annual accounts and consolidated accounts.